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                                                                    EXHIBIT 15.1

February 18, 1997

United Companies Financial Corporation
4041 Essen Lane
Baton Rouge, Louisiana

     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of United Companies Financial Corporation and subsidiaries for the periods ended March 31, 1996 and 1995, June 30, 1996 and 1995, and September 30, 1996 and 1995, as indicated in our reports dated May 10, 1996, August 12, 1996, and November 12, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that the reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, are being used in this Registration Statement.

     We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP